[FHLBank Atlanta logo]

News Release
July 31, 2014

FOR IMMEDIATE RELEASE
CONTACT: Meredith Moses
Federal Home Loan Bank of Atlanta
mmoses@fhlbatl.com
(404) 888-8145

Federal Home Loan Bank of Atlanta Declares a 3.73% Dividend for Second Quarter 2014

ATLANTA, July 31, 2014 - The Board of Directors of the Federal Home Loan Bank of Atlanta (FHLBank Atlanta) has approved a dividend at an annualized rate of 3.73 percent for the second quarter of 2014.

“We are pleased that the Bank’s continued focus on shareholder success and consistent financial performance resulted in a strong second quarter,” said FHLBank Atlanta Chair of the Board of Directors, Donna C. Goodrich.

The dividend rate is equal to average three-month LIBOR plus 3.50 percent for the period of April 1, 2014, to June 30, 2014. The dividend payout is applicable to capital stock held during the period of April 1, 2014, to June 30, 2014. The dividend will be credited to shareholders’ daily investment accounts at the close of business on August 5, 2014.

If you have questions, please contact FHLBank Atlanta’s Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank’s members - its shareholders and customers - are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $5.1 billion to the Affordable Housing Program.

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